Exhibit 2.5

EMPLOYEE MATTERS AGREEMENT

by and among

REALTY INCOME CORPORATION,

VEREIT, INC.,

ORION OFFICE REIT INC.,

and

ORION OFFICE REIT LP

Dated as of [●], 2021

TABLE OF CONTENTS

i

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [______], 2021, is by and among Realty Income Corporation, a Maryland corporation (“Realty Income”), VEREIT, Inc., a Maryland corporation (“VEREIT”), Orion Office REIT Inc., a Maryland corporation (“Orion”) and Orion Office REIT LP, a Maryland limited partnership (“Orion OP”), each a “Party,” and collectively the “Parties”).

RECITALS

WHEREAS, Realty Income and VEREIT entered into an Agreement and Plan of Merger, dated April 29, 2021 (as amended from time to time, the “Merger Agreement”), by and among Realty Income, Rams MD Subsidiary I, Inc., Maryland corporation and a direct wholly owned Subsidiary of Realty Income (“Merger Sub 1”), Rams Acquisition Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Realty Income (“Merger Sub 2”), VEREIT, and VEREIT Operating Partnership, L.P., a Delaware limited partnership (“VEREIT OP”), pursuant to which (i) Merger Sub 2 will merge with and into VEREIT OP (the “Partnership Merger”), with VEREIT OP continuing as the surviving entity, and (ii) immediately thereafter, VEREIT will merge with and into Merger Sub 1 (the “Merger” and together with the Partnership Merger, the “Mergers”), with Merger Sub 1 continuing as the surviving corporation as a wholly owned Subsidiary of Realty Income;

WHEREAS, contemporaneously with the execution of this Agreement, the Parties are entering into a Separation and Distribution Agreement, dated as of [______], 2021 (the “Separation and Distribution Agreement”), pursuant to which, among other things, (i) the Parties will consummate a series of reorganization and separation transactions, (the “Separation”) and (ii) Realty Income will distribute to the stockholders of Realty Income (which then will include former VEREIT common stockholders and certain former VEREIT OP common unitholders who hold shares of Realty Income stock as of the close of business on the Record Date) all of the issued and outstanding common stock of Orion (the “Distribution” and together with the Separation, the “Separation Transactions”); and

WHEREAS, in connection with the transactions contemplated by the Separation and Distribution Agreement, the Parties are entering into this Agreement for the purpose of allocating between them assets, liabilities and responsibilities with respect to certain employee matters, to the extent that such matters are not addressed in the Merger Agreement or the Separation and Distribution Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINED TERMS

Section 1.01        Certain Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Assumed Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Benefit Commencement Date” means the first day of the first calendar month following the Distribution Effective Time.

“Benefit Plan” means, with respect to any entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, operating partnership unit, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, paid time-off, disability or accident insurance plan, program, arrangement, agreement or commitment, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar state group health plan continuation Law, together with all regulations and proposed regulations promulgated thereunder, including any amendments or other modifications of such Laws and regulations that may be made from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Employee” means an individual who is either a Continuing VEREIT Employee or a Continuing Realty Income Employee.

“Continuing Realty Income Employee” means an individual (i) who, immediately prior to the Merger, was an employee of Realty Income or any of its Affiliates, (ii) who will not transfer employment to the Orion Group as of the Distribution Date, and (iii) whose employment will continue with the Realty Income Group following the Merger and the Distribution.

“Continuing VEREIT Employee” means an individual (i) who, immediately prior to the Merger, was an employee of VEREIT or any of its Affiliates, (ii) who will not transfer employment to the Orion Group as of the Distribution Date, and (iii) whose employment will continue with the Realty Income Group following the Merger and the Distribution.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Former Employee” means any former employee of the Realty Income Group (including, for the avoidance of doubt, a former employee of VEREIT or an Affiliate of VEREIT) as of immediately prior to the Distribution Effective Time, including retired and other terminated employees.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Merger Effective Time” has the meaning assigned to “Effective Time” in Section 1.1(b)(ii) of the Merger Agreement.

“Net FSA Balance” has the meaning set forth in Section 7.04 of this Agreement.

“Orion 401(k) Plan” has the meaning set forth in Section 6.01 of this Agreement.

“Orion Benefit Plan” means any Benefit Plan sponsored, maintained, or contributed to by Orion or any of its Subsidiaries, including any Benefit Plan that is sponsored or maintained by a professional employer organization, human resources and benefits outsourcing entity or other similar vendor or provider and that is contributed to, or required to be contributed to by the Orion Group with respect to employees of the Orion Group (a “PEO Plan”).

“Orion Cafeteria Plan” has the meaning set forth in Section 7.04 of this Agreement.

“Orion Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“Orion Equity Plan” has the meaning set forth in Section 4.01 of this Agreement.

“Orion Group” has the meaning set forth in the Separation and Distribution Agreement.

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Pro-Rated 2021 Target Bonus” has the meaning set forth in Section 5.01 hereof.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Realty Income Benefit Plan” means any Benefit Plan sponsored, maintained, or contributed to by Realty Income or any of its Affiliates (other than VEREIT, Orion and their Subsidiaries).

“Realty Income Cafeteria Plan” has the meaning set forth in Section 7.04 of this Agreement.

“Realty Income Common Stock” has the meaning set forth in the Merger Agreement.

“Realty Income DSU Award” means an award of deferred stock units that corresponds to a number of shares of Realty Income Common Stock (which, for the avoidance of doubt, includes Realty Income DSU Awards resulting from the conversion of VEREIT DSU Awards into Realty Income DSU Awards pursuant to the Merger Agreement).

“Realty Income Group” has the meaning set forth in the Separation and Distribution Agreement.

“Realty Income Post-Distribution Stock Value” means the volume weighted average per-share price of Realty Income Common Stock trading over the five (5) trading-day period commencing on the Distribution Date.

“Realty Income Pre-Distribution Stock Value” means the volume weighted average per-share price of Realty Income Common Stock over the five (5) trading-day period ending on the trading day immediately prior to the Distribution Date.

“Realty Income Ratio” means the quotient obtained by dividing the Realty Income Pre-Distribution Stock Value by the Realty Income Post-Distribution Stock Value.

“Realty Income RSU Award” means an award of restricted stock units that corresponds to a number of shares of Realty Income Common Stock (which, for the avoidance of doubt, includes Realty Income RSU Awards resulting from the conversion of VEREIT RSU Awards into Realty Income RSU Awards pursuant to the Merger Agreement).

“Realty Income Stock Option” means an option to purchase shares of Realty Income Common Stock (which, for the avoidance of doubt, includes Realty Income Stock Options resulting from the conversion of VEREIT Stock Options into Realty Income Stock Options pursuant to the Merger Agreement).

“Retained Personnel Records” has the meaning set forth in Section 3.05(a) of this Agreement.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” has the meaning set forth in the Separation and Distribution Agreement.

“Terminating VEREIT Employee” means an individual (i) who, immediately prior to the Merger, was an employee of VEREIT or any of its Affiliates, (ii) who will not transfer employment to the Orion Group as of the Distribution Date, and (iii) whose employment will be terminated as a result of the Merger or the Distribution. Each Terminating VEREIT Employee is set forth on Schedule 1.01(b).

“Transferring Employee Personnel Records” has the meaning set forth in Section 3.05(a) of this Agreement.

“Transferring Employee” means an individual (i) who, immediately prior to the Merger, was an employee of VEREIT or any of its Affiliates and (ii) who commences employment with, the Orion Group prior to or as of the Distribution Date. Each Transferring Employee is set forth on Schedule 1.01(d).

“VEREIT Annual Bonus Program” has the meaning set forth in Section 5.01 of this Agreement.

“VEREIT 401(k) Plan” means the Equity Fund Advisors, LLC 401(k) Plan.

“VEREIT Benefit Plan” means any Benefit Plan sponsored, maintained, or contributed to by VEREIT or any of its Subsidiaries (other than Orion and its Subsidiaries).

“VEREIT Common Stock” has the meaning set forth in the Merger Agreement.

“VEREIT DSU Award” has the meaning set forth in the Merger Agreement.

“VEREIT RSU Award” has the meaning set forth in the Merger Agreement.

“VEREIT Stock Option” has the meaning set forth in the Merger Agreement.

Article II GENERAL PRINCIPLES

Section 2.01        Nature of Liabilities. All Liabilities assumed or retained by Realty Income under this Agreement shall be Excluded Liabilities for purposes of the Separation and Distribution Agreement. All Liabilities assumed by Orion under this Agreement shall be Assumed Liabilities for purposes of the Separation and Distribution Agreement.

Section 2.02        General Allocation of Liabilities and Assets.

(a)               Except as otherwise provided in this Agreement, effective as of the Distribution Effective Time, the Realty Income Group hereby retains or assumes (i) except as provided in Section 2.02(b), all Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims (including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) of Continuing Employees, Terminating VEREIT Employees, and Former Employees, regardless of when incurred, and (ii)  all Liabilities under Realty Income Benefit Plans and VEREIT Benefit Plans regardless of when incurred, including Liabilities for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred under a Realty Income Benefit Plan or a VEREIT Benefit Plan by Transferring Employees prior to the Benefit Commencement Date. Effective as of the Distribution Effective Time, the Realty Income Group hereby retains or assumes all Assets (including trusts and other funding vehicles and insurance contracts) related to the Realty Income Benefit Plans, VEREIT Benefit Plans and other Liabilities it assumes or retains pursuant to this Section 2.02(a).

(b)               Except as otherwise provided in this Agreement, effective as of the Distribution Effective Time, the Orion Group hereby assumes (i)  other than Liabilities under VEREIT Benefit Plans, Liabilities under the agreements set forth on Schedule 2.02(b), or to the extent the Realty Income Group is reimbursed (without regard to any deductibles) for such Liabilities by an insurance policy maintained, but not funded, by a member of the Realty Income Group (including, for the avoidance of doubt, third-party insurance), all Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims (including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) of Transferring Employees, regardless of when incurred, and (ii) all Liabilities under Orion Benefit Plans regardless of when incurred, including Liabilities for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred under a Orion Benefit Plan. Effective as of the Distribution Effective Time, the Orion Group hereby assumes all Assets (including trusts and other funding vehicles and insurance contracts) related to the Orion Benefit Plans and other Liabilities it assumes pursuant to this Section 2.02(b).

(c)               Notwithstanding any provision of Section 2.02(a) or Section 2.02(b) to the contrary, the Orion Group shall reimburse the Realty Income Group for all Liabilities incurred by the Realty Income Group in providing health and welfare benefits to the Transferring Employees following the Distribution Effective Time to the extent that the aggregate value of such Liabilities exceeds the sum of (i) $[100,000] plus (ii) any premiums or deductibles paid by the Transferring Employees (excluding the employer-paid portion of any such premiums or deductibles) in respect of such coverage from the Distribution Effective Time to the Benefit Commencement Date that are retained by the Realty Income Group; provided, however, the Orion Group shall not be responsible for reimbursing any such Liabilities for which the Realty Income Group is reimbursed by an insurance policy maintained, but not funded, by a member of the Realty Income Group (including, for the avoidance of doubt, both specific and aggregate stop loss insurance). Within sixty (60) days of the final date on which a claim may be timely submitted for reimbursement under the terms (as in effect as of this date hereof) of the plans providing the health and welfare benefits contemplated by this Section 2.02(c), the Realty Income Group shall provide the Orion Group with a summary, with reasonable detail, by Transferring Employee of the Liabilities to be reimbursed under this Section 2.02(c), and the Orion Group shall reimburse the Realty Income Group for such Liabilities within thirty (30) days following the Orion Group’s receipt of notice from the Realty Income Group that it has incurred any such Liabilities. For purposes of this Section 2.02, a claim shall be deemed to be incurred: (i) in the case of workers’ compensation and short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits; (ii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (iii) in the case of life insurance benefits, upon death; and (iv) in the case of accidental death and dismemberment benefits, at the time of the accident.

Section 2.03        No Changes to Certain Benefit Plans as a Result of the Distribution. This Agreement addresses the employee benefit plans, programs and policies of the Parties and each of their respective Affiliates that might be impacted by the Distribution. Any employee benefit plans, programs and policies of the Parties and each of their respective Affiliates not specifically addressed in this Agreement shall not be impacted by the Distribution or this Agreement.

Section 2.04        No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, no participant in any Orion Benefit Plans or any other benefit plans or arrangements shall receive benefits that duplicate benefits provided to such individual by a corresponding Realty Income Benefit Plan or VEREIT Benefit Plan, and no participant in any VEREIT Benefit Plans, Realty Income Benefit Plans or any other benefit plans or arrangements of a member of the Realty Income Group shall receive benefits that duplicate benefits provided to such individual by a corresponding Orion Benefit Plan. Furthermore, unless expressly provided for in this Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements to any compensation or benefit plan on the part of a Continuing Employee, Terminating VEREIT Employee, or Transferring Employee.

Section 2.05        Cessation of Participation in Realty Income Benefit Plans and VEREIT Benefit Plans. Except as otherwise provided in this Agreement, effective as of the Distribution Effective Time, the Transferring Employees shall cease to be active participants in the Realty Income Benefit Plans and VEREIT Benefit Plans.

Article III
EMPLOYMENT

Section 3.01        Transferring Employees.

(a)               Employment. Prior to or as of the Distribution Date, each Transferring Employee shall commence employment with the Orion Group.

(b)               Compensation and Benefits. For a period of one (1) year following the Distribution Date (or, if earlier, the date of the applicable Transferring Employee’s termination of employment), the Orion Group shall provide to each Transferring Employee for so long as such Transferring Employee continues in employment with the Orion Group (and in the case of clause (iv), for the applicable period following termination of such Transferring Employee’s employment), (i) at least the base compensation provided to such Transferring Employee immediately prior to the Merger Effective Time; (ii) an annual bonus opportunity that is no less favorable than is provided to a similarly situated employee of the Orion Group; (iii) long-term incentive award opportunities, whether cash or equity, that are no less favorable than are provided to a similarly situated employee of the Orion Group; (iv) severance benefits as set forth in the VEREIT Disclosure Letter (as defined in the Merger Agreement) in accordance with the terms and conditions described thereon; and (v) other compensation and employee benefits (excluding, for this purpose, the compensation contemplated by clauses (i)-(iv) above and defined benefit pension plans, post-retirement medical and welfare plans, and retention change in control or similar plans, policies, or agreements) that are substantially comparable in the aggregate to those provided to a similarly situated employee of the Orion Group; provided that, for purposes of this clause (v), the employee benefits generally provided to employees of VEREIT and its Subsidiaries as of immediately prior to the Merger Effective Time shall be deemed to be substantially comparable in the aggregate to those provided to a similarly situated employee of the Orion Group, it being understood that the Transferring Employees may commence participation in the Orion Benefit Plans at such times as are determined by the Orion Group.

(c)               Service Recognition. For purposes of any Orion Benefit Plans providing benefits to any Transferring Employees after the Distribution Date, the Orion Group shall: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferring Employees and their eligible dependents under any Orion Benefit Plans in which such Transferring Employees may be eligible to participate after the Distribution Date, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous VEREIT Benefit Plan or Realty Income Benefit Plan, as applicable; (ii) use commercially reasonable efforts to provide each Transferring Employee and their eligible dependents under any Orion Benefit Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding VEREIT Benefit Plan or Realty Income Benefit Plan, as applicable, ending on the date such Transferring Employee’s participation in the Orion Benefit Plan begins (to the same extent that such credit was given under the analogous VEREIT Benefit Plan or Realty Income Benefit Plan, as applicable, prior to the date that the Transferring Employee first participates in the Orion Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under the Orion Benefit Plan; and (iii) recognize all service of the Transferring Employees with VEREIT and its Subsidiaries (and any predecessors or affiliates thereof), for all purposes under any Orion Benefit Plan in which such Transferring Employees may be eligible to participate after the Distribution Date to the same extent such service was taken into account under the analogous VEREIT Benefit Plan prior to the date that the Transferring Employee first participates in the Orion Benefit Plan; provided, however, that the foregoing clause shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any Orion Benefit Plan under which similarly situated employees do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

Section 3.02        At Will Status. Subject to the express terms of any written employment agreement, nothing in this Agreement shall create any obligation on the part of any Party to (a) continue the employment of any employee or other service provider following the date of this Agreement or the Distribution Date (except as required by applicable Law) or (b) change the employment status of any employee or other service provider from “at will,” to the extent such employee is an “at will” employee under applicable Law.

Section 3.03        Personnel Records.

(a)               Transfer of Personnel Records. To the extent permitted by applicable Law, copies of all personnel records and files relating to a Transferring Employee that were created prior to the Distribution Effective Time and that are held by the Realty Income Group as of the Distribution Date (the “Transferring Employee Personnel Records”) shall be provided to the Orion Group as of the Distribution Date. Until the seventh (7th) anniversary of the Distribution Effective Time, (i) if the Orion Group discovers that all or any portion of any Transferring Employee Personnel Records were not provided to the Orion Group as of the Distribution Date, to the extent permitted by applicable Law and such Transferring Employee Personnel Records then remain in the possession of the Realty Income Group, the Realty Income Group shall deliver copies of such omitted Transferring Employee Personnel Records to the Orion Group within five (5) business days of the Realty Income Group’s receipt of a written request from the Orion Group for such Transferring Employee Personnel Records, or (ii) if the Realty Income Group discovers that all or any portion of any personnel records and files relating to an individual who is not a Transferring Employee (the “Retained Personnel Records”) were transferred to the Orion Group as of the Distribution Date, to the extent permitted by applicable Law and such Retained Personnel Records then remain in the possession of the Orion Group, the Orion Group shall deliver copies of such omitted Retained Personnel Records to the Realty Income Group within five (5) business days of the Orion Group’s receipt of a written request from the Realty Income Group for such Retained Personnel Records. For the avoidance of doubt, the Realty Income Group may retain copies of the Transferring Employee Personnel Records to the extent necessary to administer the Realty Income Benefit Plans, VEREIT Benefit Plans, and other obligations related to the Transferring Employees, and in no event shall be required to provide Retained Personnel Records to the Orion Group, except to the extent necessary for the Orion Group to administer the Orion Benefit Plans or to meet its obligations under this Agreement.

(b)               Sharing of Information. Until the seventh (7th) anniversary of the Distribution Effective Time, to the extent permitted by applicable Law, each Party and each Party’s Affiliates shall provide, in a timely manner, to the other Party and, if requested, the other Party’s Affiliates and its or their respective agents and vendors all information and documentation necessary for each Party to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information and documentation pursuant to this Agreement to comply with the requirements of HIPAA.

(c)               Access to Records and Record Retention. To the extent transfer of the Transferring Employee Personnel Records is not permitted by applicable Law in accordance with Section 3.05(a), the Realty Income Group shall, to the extent permitted by applicable Law, permit the Orion Group and their successors and their authorized representatives to have full access upon reasonable notice during normal business hours to all Transferring Employee Personnel Records for a period of at least seven (7) years following the Distribution Effective Time to the extent reasonably necessary in order for the Orion Group or successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened lawsuits, actions, arbitrations, claims, complaints, investigations or other proceedings.

Article IV
EQUITY INCENTIVE AWARDS

Section 4.01        Orion Equity Incentive Plan. Prior to the Distribution Date, the Board of Directors of Orion (or an applicable committee thereof) shall approve and adopt a new equity incentive plan, to be effective as of the Distribution Effective Time (the “Orion Equity Plan”). On the Distribution Date, Orion shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Orion Common Stock reserved for issuance under the Orion Equity Plan.

Section 4.02        Stock Options.

(a)               In the event that the Realty Income Post-Distribution Stock Value is less than the Realty Income Pre-Distribution Stock Value, then, effective as of the Distribution Effective Time, each Realty Income Stock Option that is outstanding immediately prior to the Distribution Effective Time shall be adjusted as follows: (I) the number of shares of Realty Income Common Stock subject to the post-Distribution Realty Income Stock Option shall be equal to the product obtained by multiplying (x) the number of shares of Realty Income Common Stock subject to the Realty Income Stock Option immediately prior to the Distribution Effective Time, times (y) the Realty Income Ratio, rounded down to the nearest whole share, and (II) the per share exercise price of the post-Distribution Realty Income Stock Option shall be equal to the quotient obtained by dividing (I) the per share exercise price of the Realty Income Stock Option immediately prior to the Distribution Effective Time, by (II) the Realty Income Ratio, rounded up to the nearest whole cent. For the avoidance of doubt, in the event that the Realty Income Post-Distribution Stock Value is greater than or equal to the Realty Income Pre-Distribution Stock Value, no adjustment shall be made to the Realty Income Stock Options hereunder.

(b)               The foregoing adjustments to the Realty Income Stock Options contemplated by this Agreement are intended to comply in all respects with the requirements of Sections 409A of the Code, to the extent applicable, and all such provisions shall be interpreted and implemented in accordance with the foregoing.

Section 4.03        Restricted Stock Unit Awards. In the event that the Realty Income Post-Distribution Stock Value is less than the Realty Income Pre-Distribution Stock Value, then, effective as of the Distribution Effective Time, each Realty Income RSU Award that is outstanding immediately prior to the Distribution Effective Time shall be adjusted as follows: the number of shares of Realty Income Common Stock subject to the post-Distribution Realty Income RSU Award shall be equal to the product obtained by multiplying (x) the number of shares of Realty Income Common Stock subject to the Realty Income RSU Award immediately prior to the Distribution Effective Time, times (y) the Realty Income Ratio, rounded down to the nearest whole share. For the avoidance of doubt, in the event that the Realty Income Post-Distribution Stock Value is greater than or equal to the Realty Income Pre-Distribution Stock Value, no adjustment shall be made to the Realty Income RSU Awards hereunder.

Section 4.04        Deferred Stock Unit Awards. In the event that the Realty Income Post-Distribution Stock Value is less than the Realty Income Pre-Distribution Stock Value, then, effective as of the Distribution Effective Time, each Realty Income DSU Award that is outstanding immediately prior to the Distribution Effective Time shall be adjusted as follows: the number of shares of Realty Income Common Stock subject to the post-Distribution Realty Income DSU Award shall be equal to the product obtained by multiplying (x) the number of shares of Realty Income Common Stock subject to the Realty Income DSU Award immediately prior to the Distribution Effective Time, times (y) the Realty Income Ratio, rounded down to the nearest whole share. For the avoidance of doubt, in the event that the Realty Income Post-Distribution Stock Value is greater than or equal to the Realty Income Pre-Distribution Stock Value, no adjustment shall be made to the Realty Income DSU Awards hereunder.

Section 4.05        Dividend Equivalent Payments to Transferring Employees. Not later than fifteen (15) days following the applicable vesting date of each Realty Income RSU Award held by a Transferring Employee, the Realty Income Group shall notify the Orion Group of the dividend equivalent amounts payable to Transferring Employees in respect of such Realty Income RSU Awards, and, not later than thirty (30) days following each such vesting date, the Orion Group shall pay such dividend equivalent amounts to the applicable Transferring Employee. Notwithstanding anything contained herein, or in any applicable plan or award agreement, to the contrary, the Orion Group shall be solely responsible and liable for all income, payroll and other Tax reporting, withholding and remittance (including the payment of the employer portion of any payroll Taxes) to each applicable Tax authority with respect to such dividend equivalent amounts. For the avoidance of doubt, the provisions of this Section 4.05 shall apply to all Realty Income RSU Awards, irrespective of whether such awards are adjusted pursuant Section 4.03 above.

Section 4.06        Miscellaneous Terms. The Distribution shall not, in and of itself, constitute a termination of employment or service for any Transferring Employee for purposes of any Realty Income Stock Option or Realty Income RSU Award, as applicable, held by such Transferring Employee. With respect to awards adjusted in accordance with this Article IV, following the Distribution Effective Time, the vesting, forfeiture and/or exercisability, as applicable, of adjusted Realty Income Stock Options and/or Realty Income RSU Awards held by Transferring Employees shall be based on employment with or service to, as applicable, the Orion Group and its Affiliates.

Section 4.07        Cooperation. If the Realty Income Group or the Orion Group determines in its reasonable judgment that any action required under this Article IV will not achieve the intended Tax, accounting and legal results with respect to the adjusted Realty Income Stock Options, Realty Income DSU Awards and/or Realty Income RSU Awards, including the intended results under Section 409A of the Code or FASB ASC Topic 718 – Stock Compensation, then at the request of the Realty Income Group or the Orion Group, as applicable, the Realty Income Group and the Orion Group shall mutually cooperate in taking such actions as are commercially reasonable and generally consistent with the terms of this Agreement to achieve such results, or most nearly achieve such results if the originally intended results are not fully attainable. In addition, the Realty Income Group and the Orion Group shall mutually cooperate in taking any actions as are commercially reasonable and generally consistent with the terms of this Agreement to effectuate the issuance of shares of Realty Income Common Stock by the Realty Income Group and/or income, payroll or other Tax reporting, withholding and remittance to each applicable Tax authority by the Orion Group, in each case, in respect of Realty Income Stock Options and/or Realty Income RSU Awards held by Transferring Employees.

Article V
OTHER INCENTIVE PLANS

Section 5.01        Cash Incentive Plans. The Realty Income Group shall pay to each Transferring Employee who was eligible to receive an annual cash bonus from VEREIT or a Subsidiary thereof as of immediately prior to the Merger Effective Time under VEREIT’s annual bonus program (the “VEREIT Annual Bonus Program”), a prorated 2021 annual bonus, payable within thirty (30) days following the Distribution Date, in an amount equal to the product of (A) such Transferring Employee’s 2021 target annual bonus amount, multiplied by (B) a fraction, the numerator of which is the number of days from January 1, 2021 through the Distribution Date and the denominator of which is 365. The Orion Group shall pay each Transferring Employee who was eligible to receive an annual cash bonus under the VEREIT Annual Bonus Program as of immediately prior to the Merger Effective Time, (x) if such Transferring Employee remains actively employed by the Orion Group through December 31, 2021, a pro-rated 2021 annual bonus in an amount equal to (A) such Transferring Employee’s 2021 target annual bonus amount, multiplied by (B) a fraction, the numerator of which is the number of days from the Distribution Date through December 31, 2021, and the denominator of which is 365 (such amount the “Pro-Rated 2021 Target Bonus”), payable no later than March 15, 2022 or (y) if such Transferring Employee’s employment is terminated by the Orion Group without Cause (as defined in the Merger Agreement) on or after the Distribution Date and prior to December 31, 2021, a prorated 2021 annual bonus, payable within thirty (30) days following the date of such termination of employment, equal to the product of (A) such Transferring Employee’s Pro-Rated 2021 Target Bonus, multiplied by (B) a fraction, the numerator of which is the number of days from the Distribution Date through the date of such termination and the denominator of which is the number of days from the Distribution Date through December 31, 2021 (provided that such prorated 2021 annual bonus shall not be payable to any Transferring Employee who is otherwise entitled to receive, and does receive, a prorated annual bonus payment for the same period of service under the terms of such Transferring Employee’s employment agreement with the Orion Group or pursuant to any other Orion Group plan, policy agreement or arrangement).

Article VI
RETIREMENT PLANS

Section 6.01        Qualified Defined Contribution Plan.

(a)               Orion 401(k) Plan. Prior to the Distribution Date, each Party shall take any and all actions necessary or appropriate for Orion to establish, maintain or provide for the benefit of Transferring Employees (i) a defined contribution plan that is intended to be qualified under Section 401(a) of the Code and that includes a cash or deferred arrangement qualified under Section 401(k) of the Code, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Distribution Effective Time (the “Orion 401(k) Plan”). The Orion 401(k) Plan may, in the discretion of Orion, be a PEO Plan. Transferring Employees shall be eligible to participate in the Orion 401(k) Plan no later than the Distribution Effective Time.

(b)               Rollover. The Parties shall take any and all actions necessary or appropriate for the VEREIT 401(k) Plan to permit, and for the Orion 401(k) Plan to accept, a rollover with respect to Transferring Employees who so elect of (i) the cash portion of any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) to such Transferring Employee from the VEREIT 401(k) Plan, and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from the VEREIT 401(k) Plan to such Transferring Employee.

Article VII
HEALTH AND WELFARE BENEFITS

Section 7.01        Generally.

(a)               Establishment. As of the Benefit Commencement Date, the Orion Group shall establish or provide welfare plans (within the meaning of Section 3(1) of ERISA) reasonably necessary, in their sole discretion, to satisfy their obligations under Section 3.02(b). Such plans may, in the discretion of Orion, be one or more PEO Plans. Until the day before the Benefit Commencement Date, each Transferring Employee shall continue to be an active participant in the Realty Income Benefit Plans and/or VEREIT Benefit Plans, as applicable, that are welfare plans (within the meaning of Section 3(1) of ERISA) in which such Transferring Employee was participating as of immediately prior to the Distribution Effective Time.

Section 7.02        Cafeteria Plan. As of the Benefit Commencement Date, Orion or any of its Subsidiaries shall establish or provide a cafeteria plan qualifying under Section 125 of the Code (the “Orion Cafeteria Plan”) and health care and dependent care flexible spending reimbursement accounts thereunder in which Transferring Employees who meet the eligibility criteria thereof may be immediately eligible to participate.  The Orion Cafeteria Plan may, in the discretion of Orion, be a PEO Plan. As soon as practicable following the Benefit Commencement Date, the Realty Income Group shall determine the aggregate accumulated contributions to the flexible spending reimbursement accounts under Realty Income’s cafeteria plan or VEREIT’s cafeteria plan, as applicable, in which such Transferring Employees participated (the “Realty Income Cafeteria Plans”) made during the year in which the Distribution Date occurs by the Transferring Employees less the aggregate reimbursement payouts made for such year up to the day immediately prior to the Benefit Commencement Date from such accounts to such Transferring Employees (the “Net FSA Balance”). If the Net FSA Balance is (a) positive, the Realty Income Group shall pay to the Orion Group an amount in cash equal to the Net FSA Balance or (b) negative, the Orion Group shall pay to the Realty Income Group, the absolute value of the Net FSA Balance attributable to Transferring Employees. Orion or its applicable Subsidiary shall cause the balance (whether positive or negative) of each Transferring Employee’s accounts under the Realty Income Cafeteria Plans as of the Benefit Commencement Date to be credited to the Transferring Employee’s corresponding accounts under the Orion Cafeteria Plan in which such Transferring Employee participates following the Benefit Commencement Date. On and after the Benefit Commencement Date, Orion shall assume and be solely responsible for all claims for reimbursement by the Transferring Employees with respect to the plan year that includes the Distribution Date, whether incurred prior to, on or after the Distribution Date, that have not been paid in full as of the Benefit Commencement Date, which claims shall be paid pursuant to and under the terms of the Orion Cafeteria Plan. Orion agrees to cause the Orion Cafeteria Plan to honor, through the end of the calendar year in which the Distribution Date occurs, the elections made by each Transferring Employee under the Realty Income Cafeteria Plans in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Benefit Commencement Date.

Section 7.03        COBRA and HIPAA Compliance. The Realty Income Group shall continue to be responsible for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA and the corresponding provisions of the Realty Income Benefit Plans and VEREIT Benefit Plans with respect to any Continuing Employees, Terminating VEREIT Employees, Former Employees and any of their covered dependents who incur a qualifying event or loss of coverage under COBRA at or before the Benefit Commencement Date (including as a result of the Distribution). The Orion Group shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA and the corresponding provisions of the Orion Benefit Plans with respect to any Transferring Employees and any of their covered dependents who incur a qualifying event or loss of coverage under the Orion Benefit Plans after the Benefit Commencement Date.

Article VIII
ADDITIONAL COMPENSATION MATTERS

Section 8.01        Tax Reporting and Withholding.

(a)               Except as may be otherwise agreed subsequently by the Realty Income Group and the Orion Group, (i) the Realty Income Group shall be responsible for all income, payroll or other Tax reporting and remitting applicable Tax withholdings to each applicable Tax authority as related to compensation and benefits provided to any individual with respect to his or her service to an entity that is a member the Realty Income Group as of immediately following the Distribution Effective Time, and (ii) the Orion Group shall be responsible for all income, payroll or other Tax reporting and remitting applicable Tax withholdings to each applicable Tax authority as related to compensation and benefits provided to any individual with respect to his or her service to an entity that is a member the Orion Group as of immediately following the Distribution Effective Time, including, but not limited to, such obligations with respect to Realty Income Stock Options and/or Realty Income RSU Awards held by Transferring Employees.

(b)               Without limiting the generality of Section 3.05, the Parties shall take commercially reasonable steps to cooperate in all matters reasonably necessary to administer their obligations under this Section 8.01, including exchanging information and data relating to payroll and Benefit Plans.

Section 8.02        Code Section 409A. Notwithstanding anything to the contrary herein, if any of the provisions of this Agreement would result in imposition of Taxes and/or penalties under Section 409A of the Code, the Parties shall cooperate in good faith to modify the applicable provision so that such Taxes and/or penalties do not apply in order to comply with the provisions of Section 409A of the Code, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.

Section 8.03        Termination of Service; Not a Change in Control. The Parties acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement and this Agreement do not constitute a “change in control” or a termination of a Transferring Employee’s employment without “cause” or for “good reason” for purposes of any Realty Income Benefit Plan, VEREIT Benefit Plan, or Orion Benefit Plan.

Article IX
MISCELLANEOUS

Section 9.01        No Third-Party Beneficiaries; Reservation of Rights. The provisions of this Agreement are solely for the benefit of the Parties to this Agreement, and no current or former director, employee, or other service provider or any other Person shall be a third-party beneficiary of this Agreement. Nothing contained in this Agreement shall be construed as an amendment to any Realty Income Benefit Plan, VEREIT Benefit Plan, Orion Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing, nothing contained in this Agreement shall obligate the Parties to maintain any particular Benefit Plan or retain the employment or services of any current or former director, employee, or other service provider.

Section 9.02        Counterparts; Entire Agreement; Corporate Power.

(a)               This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)               This Agreement (including the schedules hereto) and the Separation and Distribution Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)               Realty Income represents on behalf of itself and each other member of the Realty Income Group, and Orion represents on behalf of itself and each other member of the Orion Group, as follows:

(i)                 each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)              this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)               Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical or electronic signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical or electronic signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical or electronic signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause the Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.03        Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Maryland irrespective of the choice of laws principles of the State of Maryland including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.04        Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that a Party may not assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties hereto.

Section 9.05        Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.05):

If to Realty Income, or Orion or Orion OP prior to the Distribution Effective Time, or VEREIT after the Merger Effective Time, to:

c/o Realty Income Corporation 11995 El Camino Real San Diego, California, 92130
Attention:	General Counsel
E-mail:

with a copy to:

Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626
Attention:	Charles Ruck William Cernius Darren Guttenberg
Fax No.:	(714) 755-8290
E-mail:	charles.ruck@lw.com william.cernius@lw.com darren.guttenberg@lw.com

If to VEREIT prior to the Merger Effective Time, to:

VEREIT 2325 E. Camelback Road, 9th Floor Phoenix, AZ 85016 Attention: Lauren Goldberg

Attention:	Lauren Goldberg
E-mail:

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Adam O. Emmerich Karessa L. Cain
Fax No.:	(212) 403-2000
E-mail:	AOEmmerich@wlrk.com KLCain@wlrk.com
If to Orion or Orion OP after the Distribution Effective Time, to:

Orion Office REIT Inc. 2325 E. Camelback Road, 8th Floor Phoenix, AZ 85016
Attention:	Paul McDowell, Chief Executive Officer
E-mail:

with a copy to:

Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626
Attention:	Charles Ruck William Cernius Darren Guttenberg
Fax No.:	(714) 755-8290
E-mail:	charles.ruck@lw.com william.cernius@lw.com darren.guttenberg@lw.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.06        Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.07        Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.08        Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.09        Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all schedules hereto) and not to any particular provision of this Agreement; (c) Article, Section and Schedule references are to the Articles, Sections and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j)  a reference to a Party to this Agreement or another agreement or document includes the Party’s successors, permitted substitutes, and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

REALTY INCOME CORPORATION

By:
Name:
Title:

VEREIT, INC.

By:
Name:
Title:

ORION OFFICE REIT INC.

By:
Name:
Title:

ORION OFFICE REIT LP

By:
Name:
Title:

[Signature page to Employee Matters Agreement]

Schedule 2.02(b)

Agreement Regarding Termination of Employment Agreement, dated as of [●], 2021, by and between Realty Income Corporation, VEREIT, Inc., and Paul McDowell

Agreement Regarding Termination of Employment Agreement, dated as of [●], 2021, by and between Realty Income Corporation, VEREIT, Inc., and Gavin Brandon